Exhibit 99.1

FOR IMMEDIATE RELEASE

February 22, 2017

For further information contact:

Investor Relations

PR@citizensinc.com

CITIZENS, INC. ANNOUNCES NEW BOARD MEMBER

AUSTIN, TX – February 22, 2017 — Citizens, Inc. (NYSE: CIA) today announced that its Board of Directors has unanimously appointed Gerald W. Shields as a director, effective immediately.

Mr. Shields joins Citizens’ Board of Directors with over 37 years of technology experience, including significant life insurance experience as the Senior Vice President and Chief Information Officer of AFLAC, Inc., a leading provider of supplemental insurance. During the last five years, Mr. Shields has served as Director of the IT practice at RE Nolan, a management-consulting firm that caters to the insurance, health care, technology, and banking industries. He also currently serves as the Chief Information Officer of FirstCare Health Plans, a provider of comprehensive health care services to health maintenance organization (HMO) subscribers that also owns Southwest Life & Health Insurance Company which offers the FirstCare PPO and life insurance products. Mr. Shields brings Citizens’ board expertise in technology, cybersecurity and insurance operating systems, having significant experience directing these areas throughout his career.

Mr. Shields filled the open Board seat vacated by former Chairman and Chief Executive Officer Rick D. Riley, having been elected by the currently serving Class B directors in accordance with the Colorado Business Corporation Act and Citizens’ bylaws. At the time of this announcement, Mr. Shields has not been appointed to serve on any Committees of the Board.

According to Dr. E. Dean Gage, the Chairman of the Citizens’ Nominating and Corporate Governance Committee, “this is another strategic appointment in implementing the future vision of Citizens. Gerald’s significant technology and insurance experience will be instrumental to the Board’s oversight as Citizens advances its strategic technology objectives. Personally, I admire Gerald’s humility and proven character throughout his successful technology career.”

“I am excited to work with Gerald and the executive team as we continue to shape Citizens for success,” said Dr. Robert Sloan, Chairman of Citizens’ Board of Directors. “Gerald embodies the technology and insurance industry expertise we hoped to gain when we began our board search. Combined with his proven integrity, we believe we have found the ideal board member for Citizens.”

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and the acquisition of other U.S.-based life insurance companies.

This press release may contain forward-looking statements as defined in the U.S. federal securities laws, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements, including the “Risk Factors” and similar disclosure described in Citizens’ Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. You should not unduly rely on forward-looking statements, which speak only as of the date they are made. Citizens undertakes no duty or obligation to update or revise any forward-looking statement as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.